Exhibit 5.2
September 18, 2009
Ladies and Gentlemen:
I have acted as counsel to Pet DRx Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by the Company under the Securities Act of 894,631 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) that may be issued pursuant to the XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended (the “Plan”).
In rendering this opinion I have examined such corporate records, documents and instruments of the Company and its wholly-owned subsidiary, Pet DRx Veterinary Group, Inc. (f/k/a XLNT Veterinary Care, Inc.), and have received such representations from officers of the Company as in my judgment are necessary, relevant or appropriate to enable me to render the opinion expressed below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to me as originals, the conformity to original documents of all documents submitted to me as conformed, certified, photo static or facsimile copies thereof, and the authenticity of the originals of such conformed, certified, photo static or facsimile copies. I have assumed compliance with the terms of the Plan by the Company and its employees, officers, Board of Directors and any committee appointed to administer the Plan.
Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that, upon issuance and delivery of the shares of Common Stock in accordance with the terms and conditions of the Plan, and upon receipt by the Company of the full consideration for the shares of Common Stock as determined pursuant to the Plan, the shares of Common Stock will be validly issued, fully paid and nonassessable.
The opinion expressed herein is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and I express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts and circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished or relied upon by any person or entity for any purpose without our prior written consent.
215 Centerview Dr., Suite 360 • Brentwood, TN 37027 • 615.369.1914 • 615.346.5018 Fax

I consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference of my name under the caption “Interest of Named Experts and Counsel” in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ George A. Villasana

George A. Villasana
Executive Vice President, General Counsel and Secretary
215 Centerview Dr., Suite 360 • Brentwood, TN 37027 • 615.369.1914 • 615.346.5018 Fax